EXHIBIT 2.4

AGREEMENT

This Agreement (the “Agreement”) is made as of December 15, 2002 by and among IMPCO Technologies, Inc., a Delaware corporation (the “Company”) and Mariano Costamagna, Pier Antonio Costamagna, Bruna Giachino and Carla Borgogno, each a natural person and a resident of the Italian Republic (collectively the “Sellers”). Capitalized terms used in this Agreement shall have the meanings assigned in Section 1.

BACKGROUND

A.	The Sellers collectively hold a controlling portion of the issued and outstanding corporate capital of B.R.C. Società a Responsabilita Limitatà (“BRC”), a limited liability company formed under the laws of the Italian Republic.

B.	On October 3, 2002 the parties to this Agreement entered into an option agreement (the “Option Agreement”) whereby the Company acquired an option to purchase (the “Option”) from the Sellers 50% of the outstanding corporate capital of BRC. In consideration for the granting of the Option, the Company: (i) advanced a cash payment equal to one million five hundred thousand United States Dollars (US$1,500,000) (the “Initial Cash Payment”); and (ii) agreed to issue to the Sellers a total of 2,309,469 shares of the Company’s common stock (the “Impco Shares”) on or before November 28, 2002.

C.	November 28, 2002 was a national bank holiday in the United States, and as a result the Company issued the Impco Shares to the Sellers on November 29, 2002. As provided by United States securities laws, the Impco Shares were issued under an exemption from registration provided in Regulation S under the Securities Act. Pursuant to Regulation S, the certificates representing the Impco Shares were issued bearing a restrictive legend indicating the applicability of certain restrictions on the resale of the Impco Shares, and the parties desire to evidence their mutual understanding of certain restrictions arising under Regulation S.

D.	Under the laws of the Italian Republic certain tax consequences accrued to the Sellers in connection with the Sellers’ granting of the Option and the payment of the Option Price and the issuance of the Impco Shares, and the parties desire to provide for the advancement by the Company of sums payable under the Option Agreement.

E.	Owing to a clerical error by the Company and its stock transfer agent, the Impco Shares were issued to the Sellers ratably on a per capita basis, notwithstanding that the Sellers had desired that the Impco Shares be allocated in proportion to their respective equity interests in BRC.

F.	The parties now desire to address certain matters relating to the Sellers’ ownership of the

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Impco Shares, the registration of the Impco Shares for transfer under the Securities Act, and the parties’ compliance with the terms and conditions of the Option Agreement, and to provide for an advance of certain sums that otherwise would be payable upon exercise of the Option Agreement.

The parties therefore agree as follows:

AGREEMENT

Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Advance” shall have the meaning assigned in Section 2 of this Agreement.

“Available Shares” shall mean that portion of the Impco Shares that is not presently subject to contractual restrictions on transfer pursuant to the Lockup Agreement.

“BRC” shall have the meaning assigned in Recital A.

“Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Company” shall have the meaning assigned in the first paragraph of this Agreement.

“Fiduciary Company” shall mean Cititrust S.p.A. in its capacity under the Irrevocable Instructions.

“Impco Shares” shall have the meaning assigned in Recital B.

“Initial Cash Payment” shall have the meaning assigned in Recital B.

“Irrevocable Instructions” means that certain document entitled Irrevocable Instructions and dated October 3, 2002 between and among the parties to this Agreement and the Fiduciary Company.

“Lockup Agreement” shall mean that certain Lockup Agreement executed by the parties hereto in connection with the execution and delivery of the Option Agreement.

“Option” shall have the meaning assigned in Recital B.

“Option Agreement” shall have the meaning assigned in Recital B.

The terms “register,” “registered” and “registration” refer to a registration effected by

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preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Remaining Shares” shall mean that portion of the Impco Shares that presently is subject to contractual restrictions on transfer pursuant to the Lockup Agreement.

“Sale and Purchase Agreement” shall mean that certain Sale and Purchase Agreement in the form attached as an exhibit to the Option Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Sell” or “Sold” shall mean any sale or offer to sell, or any direct or indirect pledge, hypothecation, grant of any beneficial interest in, or other transfer of Impco Shares.

“Seller” shall have the meaning assigned in the first paragraph of this Agreement.

Section 2. Advance of Funds. Upon execution and delivery of this Agreement by the Sellers, the Company shall advance to the Sellers, for their joint and several benefit, by wire transfer of immediately available funds in United States dollars, an amount equal to $800,000 (the “Advance”). In the event the Option is exercised the principal balance of the Advance shall be credited against the “USD Cash Portion” of the “Purchase Price” (as those terms are defined in the Sale and Purchase Agreement) upon exercise of the Option; and in the event the Option is not exercised such amount shall be credited against the sums payable by the Company pursuant to Section 3.3.2 of the Option Agreement. If, and to the extent, the Fiduciary Company requires additional documentation respecting the exchange provided in the preceding sentence, the parties hereby agree to use their best reasonable efforts to take such actions and execute and deliver such instruments as may be necessary or appropriate to cause the Fiduciary Company to act as requested.

Section 3. Certain Representations and Covenants.

3.1 Representations. Each of the Sellers, severally but not jointly, does hereby represent and warrant to the Company that (a) such Seller is not a “US person” as that term is defined in Rule 902 of Regulation S under the Securities Act; (b) such Seller is not acquiring the Shares for the benefit of a US person; and (c) that between the date of prior issuance of the Impco Shares and the date of this Agreement such Seller has not Sold all or any portion of the Impco Shares allocated to such person.

3.2 Covenants. Each of the Sellers, severally but not jointly, does hereby agree that such Seller shall not Sell all or any portion of the Impco Shares other than (a) in accordance with the provisions of Regulation S under the Securities Act; (b) pursuant to an

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available exemption from registration under the Securities Act; or (c) pursuant to an effective registration statement under the Securities Act relating to the sale by such Seller of such Impco Shares. Each Seller further agrees that he or she will not engage in any hedging transactions with respect to such Impco Shares other than in accordance with the Securities Act. Nothing in this Agreement shall be construed to limit the restrictions on transfer imposed by the Lockup Agreement.

Section 4. Agreements Respecting Impco Shares. Not less than five days following the execution and delivery of this Agreement by the Sellers, the Company shall make available to the Fiduciary Company replacement certificates bearing the names and in the denominations set forth in Sections 4.1 through 4.4 below. Upon tender by the Sellers to the Fiduciary Company of all certificates previously issued by the Company as consideration for the Option, the Fiduciary Company is hereby requested to effect the exchange of such certificates. If, and to the extent, the Fiduciary Company requires additional documentation respecting the exchange provided in the preceding sentence, the parties hereby agree to use their best reasonable efforts to take such actions and execute and deliver such instruments as may be necessary or appropriate to cause the Fiduciary Company to act as requested.

4.1 Shares Issued to Mariano Costamagna. In the name of Mr. Mariano Costamagna, certificates representing a total of 1,031,640 of the Impco Shares including: (a) one certificate representing 742,781 shares bearing a legend respecting the Lockup Agreement and a legend as required by Regulation S under the Securities Act (such legend to be removed following the expiration of the Lockup Agreement and registration of such shares as provided in Section 5 below); and (b) one certificate representing 288,859 Impco Shares bearing only a legend as required by Regulation S under the Securities Act (such legend to be removed following registration of such shares as provided in Section 5 below).

4.2 Shares Issued to Pier Antonio Costamagna. In the name of Mr. Pier Antonio Costamagna, certificates representing a total of 1,031,640 of the Impco Shares including: (a) one certificate representing 742,781 shares bearing a legend respecting the Lockup Agreement and a legend as required by Regulation S under the Securities Act (such legend to be removed following the expiration of the Lockup Agreement and registration of such shares as provided in Section 5 below); and (b) one certificate representing 288,859 Impco Shares bearing only a legend as required by Regulation S under the Securities Act (such legend to be removed following registration of such shares as provided in Section 5 below).

4.3 Shares Issued to Bruna Giachino. In the name of Mrs. Bruna Giachino, certificates representing a total of 123,095 of the Impco Shares including: (a) one certificate representing 88,628 shares bearing a legend respecting the Lockup Agreement and a legend as required by Regulation S under the Securities Act (such legend to be removed following the expiration of the Lockup Agreement and registration of such shares as provided in Section 5 below); and (b) one certificate representing 34,467 Impco Shares bearing only a legend as required by Regulation S under the Securities Act (such legend to be removed

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following registration of such shares as provided in Section 5 below).

4.4 Shares Issued to Carla Borgogno. In the name of Mrs. Carla Borgogno, certificates representing a total of 123,095 of the Impco Shares including: (a) one certificate representing 88,628 shares bearing a legend respecting the Lockup Agreement and a legend as required by Regulation S under the Securities Act (such legend to be removed following the expiration of the Lockup Agreement and registration of such shares as provided in Section 5 below); and (b) one certificate representing 34,467 Impco Shares bearing only a legend as required by Regulation S under the Securities Act (such legend to be removed following registration of such shares as provided in Section 5 below).

Section 5. Registration of Impco Shares.

5.1 Undertaking. The Company hereby undertakes to register the Impco Shares for resale by the Sellers. Such resale shall be pursuant to one or more effective registration statements on Form S-3 under the Securities Act; provided that:

(a) on or before December 20, 2002 the Company shall file a registration statement relating to the resale of the Available Shares; and

(b) following the filing of the registration statement referenced in Section 5.1 (a) the Company shall use its best reasonable efforts to cause such registration statement to be declared effective on the earliest practicable date; and

(c) on or before the respective dates on which portions of the Remaining Shares shall become free of the restrictions imposed by the Lockup Agreement, the Company shall file and use its best reasonable efforts to cause to be declared effective one or more registration statements (which may, but is not required to be, included the registration statement relating to the resale of the Available Shares) relating to the resale of such Remaining Shares.

5.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5 prior to the effectiveness of such registration whether or not Seller has elected to include securities in such registration.

5.3 Expenses of Registration. All expenses incurred in connection with all registrations pursuant to this Section 5 shall be borne by the Company; provided that the fees and expenses of counsel and other advisors to the Sellers shall be borne among the Sellers pro rata on the basis of the number of shares so registered. Fees to be borne by the Company shall include fees and expenses of the Company’s counsel, accountants and investment bankers, printing and filing costs, and registration and filing fees.

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5.4 Registration Procedures. In the case of each registration effected by the Company pursuant to this Section 5, the Company will keep each Seller (or the Seller’s attorney-in-fact) advised as to the status of each registration and as to the completion thereof. At its expense the Company will:

(a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred twenty (120) days, and prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for at least one hundred twenty (120) days, provided that no such registration need constitute a shelf registration under Rule 415 promulgated by the Commission under the Securities Act;

(b) Furnish to the Sellers participating in such registration and to their agents such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Sellers or their agents may reasonably request in order to facilitate the public offering of such securities;

(c) Notify the Sellers (or if they have appointed an attorney-in-fact, such attorney-in-fact) participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(d) Notify such Sellers or their attorney-in-fact promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

(e) Prepare and promptly file with the Commission, and promptly notify such Sellers or their attorney-in-fact of the filing of, such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made; and

(f) Advise such Sellers or their attorney-in-fact, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

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Section 6. Information by Seller. The Seller or Sellers of Impco Shares included in any registration shall furnish the Company such information regarding such Seller or Sellers, the Impco Shares held by them and the distribution proposed by such Seller or Sellers as the Company may request and as shall be required in connection with any registration referred to in Section 5.

Section 7. Indemnification.

7.1 The Company will indemnify each Seller, each of its officers, employees and directors, and each person controlling such Seller within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Section 7.1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or allegedly untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, and the Company will reimburse each such Seller, each of its officers and directors, and each person controlling such Seller, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Seller, controlling person or underwriter and stated to be specifically for use therein.

7.2 Each Seller, severally but not jointly, will indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Seller, each of its officers and directors and each person controlling such Seller within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), arising out of or based on any breach of any representation or covenant of such Seller contained in this Agreement or on any untrue statement (or allegedly untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, the other Sellers, such directors, officers, persons, underwriters or control persons for any legal or

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any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Seller and stated to be specifically for use therein.

7.3 Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

Section 8. Waiver. If and to the extent any act or any delay or omission to act by any of the parties might be construed as a breach of the Option Agreement or the transactions contemplated by the Option Agreement, such party, by his or her execution and delivery of this Agreement, waives and forever discharges such act, delay or omission, and the Option Agreement shall remain in full force and effect from the date of the Option Agreement with no breach having occurred.

Section 9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10. Notices. Any notices shall be sufficiently given if in writing and delivered personally, sent by telecopy (answerback received), or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses or to such other addressees as the parties may from time to time designate in writing delivered in accordance with this Section 9:

10.1 If to any Seller:

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Mr. Mariano Costamagna

c/o Studio Tibaldi Giruado

via S. Margherita 8

Alba (CN) (Italy)

Fax: +390173362307

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With a copy to:

Avv. Marco Di Toro

Co.so Stati Uniti 62

10128 Torino (Italy)

Fax: +39011530159

10.2 If to the Company:

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, CA, USA

Attn: Robert Stemmler

Fax: 5629248069

With a copy to:

Davis Wright Tremaine LLP

Attn: Marcus J. Williams

2300 Wells Fargo Tower

1300 SW Fifth Avenue

Portland, Oregon 97201

Fax: 5037785299

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

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[Signature Page Follows]

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The parties have executed this Agreement to be effective as of the date set forth in the opening paragraph of this Agreement.

IMPCO Technologies, Inc.

By:
Robert M. Stemmer, President and Chief Executive Officer

SELLERS

Mariano Costamagna

Pier Antonio Costamagna

Bruna Giachino

Carla Borgogno

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